Exhibit 99.1

Gastar Exploration Announces Bossier Completion Results and Drilling Update


    HOUSTON--(BUSINESS WIRE)--Sept. 7, 2006--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) announced today that it has concluded initial completion operations on the John Parker #1 well. The well was completed in two middle Bossier zones and had an initial gross production rate of 10 MMCFD (3.75 MMCFD net to Gastar). Gastar expects to add completions in one or two additional middle Bossier zones in the well within the next 60 to 90 days. Gastar projects that this well will decline hyperbolically, as is typical for deep Bossier wells, and stabilize at an approximate gross rate of 3 to 5 MMCFD prior to adding additional completions.
    Gastar is currently drilling the John Parker #2 at an approximate depth of 9,900 feet and expects to reach a projected total depth of 18,000 feet within the next 80 to 90 days. The John Parker #2 well is being drilled to test the presence and productivity of middle Bossier sands in a location approximately one mile south and east of the John Parker #1 well. Gastar's working interest in the John Parker #2 well is approximately 42% before casing point ("BCP") (50% after casing point ("ACP")) with Chesapeake Energy Corporation holding a 33% BCP (25% ACP) working interest and an unrelated private exploration and production company holding the remaining 25% working interest.
    Gastar anticipates spudding the Williams #1 well, an offset to the Wildman Trust #2 well, by September 9, 2006 with a projected total depth of 19,500 feet. Total depth of the well is anticipated to be reached within 120 days of spudding. Gastar anticipates that it will hold between a 60% and 67% working interest position in the Williams #1 well depending upon working interest elections from partners.
    Gastar has commenced completion operations for the Wildman Trust #2 with initial production expected by the first week of October.
    Commenting on the announcements, J. Russell Porter, Gastar's President & CEO, stated, "The successful completion of the middle Bossier zones in the John Parker #1 well and the expected completion of the lower Bossier sands in the Wildman Trust #2 should significantly increase Gastar's net production and cash flow and position the Company for increased levels of drilling activity in the deep Bossier play as we bring on a third drilling rig in the 4th quarter."
    Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a balanced strategy combining select higher risk, deep natural gas exploration prospects with lower risk coal bed methane (CBM) development. The Company owns and controls exploration and development acreage in the Deep Bossier gas play of East Texas and in the deep Trenton-Black River play in the Appalachian Basin. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and upon the approximate 3.5 million acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238 and Gastar's Gippsland Basins located in New South Wales and Victoria, respectively.

    Safe Harbor Statement and Disclaimer:

    This Press Release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 31, 2006 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.
    The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.



    CONTACT: Gastar Exploration, Ltd.
             J. Russell Porter, 713-739-1800
             Fax: 713-739-0458
             rporter@gastar.com
             www.gastar.com